Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We hereby consent to the use of our firm’s name in the Application for Conversion on Form AC, and any amendments thereto to be filed with Office of Thrift Supervision, and in the Registration Statement on Form S-1, and any amendments thereto to be filed with the Securities and Exchange Commission. We also hereby consent to the reference to our firm under the heading “Experts” in the prospectus of Century Next Financial Corporation, which is a part of the Registration Statement on Form S-1.

/s/ Heard McElroy & Vestal, LLP
June 17, 2010
Shreveport, Louisiana